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                                                                      EXHIBIT 12



         THE PEOPLES GAS LIGHT AND COKE COMPANY AND SUBSIDIARY COMPANIES

        STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)


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                                                     Fiscal years ended September 30,
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                                         1996         1995         1994         1993         1992
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
Net Income Before Preferred
     Stock Dividends                   $ 88,752     $ 53,666     $ 63,825     $ 64,355     $ 58,946

Add - Income Taxes                       53,533       28,164       30,429       32,951       29,051
      Fixed Charges (see below)          37,052       46,586       41,352       37,931       40,347
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Earnings                               $179,337     $128,416     $135,606     $135,237     $128,344
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Fixed Charges:
     Interest on Long-Term Debt        $ 32,889     $ 40,507     $ 38,718     $ 35,523     $ 36,693
     Other Interest                       4,163        6,079        2,634        2,408        3,654
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          Total Fixed Charges          $ 37,052     $ 46,586     $ 41,352     $ 37,931     $ 40,347
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Ratio of Earnings to Fixed Charges         4.84         2.76         3.28         3.57         3.18
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